Exhibit 99.09

June 5, 2017

The Supervisory Board (Aufsichtsrat)

Linde AG

Klosterhofstr. 1

80331 Munich

Re:	Registration Statement on Form S-4 of

Zamalight PLC, filed June 5, 2017 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated June 01, 2017 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Praxair Inc. (“Praxair”)) of the outstanding non-par value bearer shares (each representing a pro rata amount of the registered share capital of € 2.56 per share) (the “Shares”) of Linde AG (the “Company”) of the exchange ratio of 1.540 shares of common stock, nominal value € 0.001 per share of Zamalight PLC (“New Holdco”) for each Share tendered in the exchange offer pursuant to the Business Combination Agreement, dated as of June 01, 2017, by and between Praxair, the Company, New Holdco, Zamalight Holdco LLC, a wholly-owned subsidiary of New Holdco (the “US Intermediate Holding Sub”) and Zamalight Subco, Inc., a wholly-owned subsidiary of US Intermediate Holding Sub.

The Opinion Letter is provided for the information and assistance of the Supervisory Board of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement of New HoldCo on Form S-4 and in the Proxy Statement/Prospectus of Praxair and New HoldCo, which is part of the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of Financial Advisors to Linde AG” and “General Information—Potential Interests,” and “The Business Combination—Opinions of Financial Advisors to Linde AG” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other

The Supervisory Board (Aufsichtsrat)

Linde AG

June 5, 2017

Page Two

document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

GOLDMAN SACHS AG

/s/ Thomas Schweppe	/s/ Christopher Droege